EXHIBIT 21

OFFSHORE LOGISTICS, INC.

Subsidiaries of the Registrant as of March 31, 2003

		Percentage
	Place of	of Voting
Company	Incorporation	Stock Owned

Aeroleo Taxi Aereo S/A	Brazil	20%
Air Logistics of Alaska, Inc.	Alaska	100%
Air Logistics, L.L.C	Louisiana	100%
Aircopter Maintenance International, Inc.	Panama	49%
Airlog International, Inc.	Panama	100%
Airlog International, Ltd.	Delaware	100%
Airlog Part Sales, Inc.	Louisiana	100%
Brilog Leasing Limited	Cayman Islands	100%
Bristow Aviation Holdings Limited	England	49%
Bristow Caribbean Ltd.	Trinidad/Tobago	40	% *
Bristow Helicopter Group Limited	England	49%
Bristow Helicopters Australia Pty. Ltd.	Australia	49	% *
Bristow Helicopters International Limited	England	49%
Bristow Helicopters Limited	England	49%
Bristow Helicopters Nigeria Limited	Nigeria	40	% *
Bristow International Limited	England	100%
FB Heliservices Limited	England	50	% *
FBL Limited	England	50	% *
FBS Limited	England	50	% *
Grasso Corporation	Delaware	100%
Grasso Production Management	Texas	100%
Guaranty Financial International, N.A.	Netherlands Antilles	49%
Heliservicio Campeche S.A. de C.V.	Mexico	49%
Hemisco Helicopters International, Inc.	Panama	49%
Medic Systems, Inc.	Delaware	100%
Norsk Helikopter AS	Norway	49	% *
Offshore Logistics International, Inc.	Panama	100%
Pan African Airlines Nigeria Ltd.	Nigeria	40%
Petroleum Air Services	Egypt	25%
Pueblo Airmotive, Inc.	Arizona	100%

*	percentage owned by Bristow Helicopters Limited